Filed Pursuant to Rule 433
Registration No. 333-131970

CREDIT SUISSE (USA), INC.

10.71% Reverse Convertible Securities due June 15, 2007

Linked to the Common Stock of Popular, Inc.

Principal Amount:	$1,500,000

Maturity Date:	June 15, 2007, subject to postponement if a market disruption event exists on the valuation date.

Coupon:	The securities will pay a total coupon of 10.71% per annum on the principal amount from their issue date.

Issue Date:	March 15, 2007

Coupon Payment Dates:	Payable quarterly in arrears on the maturity date.

Valuation Date:	June 11, 2007, subject to postponement if a market disruption event occurs on that date.

Reference Shares:	Popular, Inc. (NASDAQ: BPOP)

Initial Share Price:	$16.57

Knock-in Level:	100% of the initial share price, or $16.57 per share.

Initial Setting Date:	March 9, 2007

Redemption Amount:	1.

If the closing price of the reference shares on the relevant exchange is not less than the knock-in level on any day from but not including the initial setting date to and including the valuation date, the redemption amount will equal 100% of the principal amount, payable in cash.

2.

If (i) the closing price of the reference shares on the relevant exchange is less than the knock-in level on any day from but not including the initial setting date to and including the valuation date and (ii) the closing price of the reference shares on the relevant exchange on the valuation date is greater than or equal to the initial share price, the redemption amount will equal 100% of the principal amount, payable in cash.

3.

Otherwise, at maturity, for each $1,000 principal amount of securities, you will receive a number of reference shares equal to the physical delivery amount, which is equal to $1,000 divided by the initial share price. The market value of the physical delivery amount will be less than the principal amount of your securities and may be zero.

Discounts and Commissions:	$20.00 per $1,000 principal amount of securities (2.0%)

Underwriter:	Credit Suisse Securities (USA) LLC

Calculation Agent:	Credit Suisse International

March 9, 2007

Credit Suisse (USA), Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Credit Suisse (USA), Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse (USA), Inc. will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.